EXHIBIT 5.1
September 24, 2008
3Com Corporation
350 Campus Drive
Marlborough, MA 01752

Re:	Registration Statement on Form S-8
I am Deputy General Counsel and Assistant Secretary for 3Com Corporation, a Delaware corporation (the “Company”), and am issuing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about September 24, 2008 (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 31,750,000 shares of the Company’s Common Stock and associated preferred stock purchase rights issuable pursuant to the Company’s 2003 Stock Plan, as amended, as to 23 million shares, the Company’s Amended and Restated 1984 Employee Stock Purchase Plan, as to 8 million shares, the Stand Alone Restricted Stock Agreement between the Company and Saar Gillai as to 250,000 shares and the Stand Alone Stock Option Agreement between the Company and Saar Gillai as to 500,000 shares (together, the “Shares” and the “Plans”). I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended; and (iii) such records of the corporate proceedings of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) such other records and documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.
Based upon and subject to the foregoing, I am of the opinion that the Shares and associated Rights, when issued and sold by the Company pursuant to and in accordance with the Plans, will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion is furnished by me as Deputy General Counsel and Assistant Secretary for the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Jeffrey M. Held
Jeffrey M. Held
Deputy General Counsel and Assistant Secretary
3Com Corporation